Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172541 on Form S-8, dated March 1, 2011, as amended, of our report dated June 30, 2014, with respect to the statements of net assets available for benefits of Coca-Cola Refreshments Savings Plan for Organized Employees of Southern New England as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, which report appears in the annual report on Form 11-K of Coca-Cola Refreshments Savings Plan for Organized Employees of Southern New England for the year ended December 31, 2013.

/s/ BANKS, FINLEY, WHITE & CO.

College Park, Georgia
June 30, 2014